Exhibit 99.1

Gener8 Maritime, Inc. Announces Second Quarter 2016 Financial Results

New York, NY, July 27, 2016 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three and six months ended June 30, 2016.

Highlights

•                  Recorded net income of $38.0 million, or $0.46 basic and diluted earnings per share, for the three months ended June 30, 2016, a 91% increase compared to $19.9 million for the same period in the prior year.  Recorded adjusted net income of $42.0 million, or $0.51 basic and diluted adjusted earnings per share, for the three months ended June 30, 2016, a 16.8% increase in adjusted net income compared to $35.9 million for the same period in the prior year.

•                  Increased net voyage revenue (which are voyage revenues of $105.9 million less voyage expense of $4.2 million) by $22.1 million, or 27.7%, to $101.8 million for the three months ended June 30, 2016, compared to $79.7 million (representing voyage revenues of $116.5 million less voyage expense of $36.8 million) from the same period in the prior year.

•                  Increased vessel operating days by 25.2% to 2,841 in the three months ended June 30, 2016 compared to 2,269 in the same period in the prior year.

•                  Took delivery of three “ECO” newbuilding VLCCs, the Gener8 Nautilus, the Gener8 Andriotis and the Gener8 Constantine during the second quarter of 2016.

•                  Entered into an amendment to the Sinosure Credit Facility to increase the total committed amount under the facility to up to $385.2 million which provides debt financing for the last two ECO VLCC newbuildings being built by Shanghai Waigaoqiao Shipbuilding Co. (“SWS”).

•                  Entered into a memorandum of agreement in July 2016 for the sale of the 2001-built Genmar Vision for $28 million in gross proceeds.

“Following the deliveries of three “ECO” VLCCs in the second quarter, more than half of our newbuilding fleet is now on the water.  Our earnings potential has increased significantly, which is evident in our financial results,” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime.  “We are pleased to have reached an agreement to sell the 15-year old Genmar Vision, particularly ahead of a drydocking that was scheduled to occur later this year.  The transaction is consistent with our strategy of fleet renewal and modernization and comes ahead of the eight “ECO” VLCC newbuildings that are expected to be delivered to us during the remainder of this year.  Our fleet is also becoming younger, based on average age, and more efficient, based on the expected cost savings of our “ECO” VLCCs.  This is important in a business that is both seasonal and cyclical in nature.  Following the completion of our newbuilding program, which is expected in early 2017, and the expected sale of the Genmar Vision, the DWT-weighted average age of our fleet will be 4.7 years, and our VLCCs will have an average age of just 2.6 years, giving us the youngest VLCC fleet among our public company peers.  We believe Gener8 Maritime will be well positioned to participate in what we expect will be a sustained period of strength in the tanker market.”

Leo Vrondissis, Chief Financial Officer, added, “We are also pleased to have amended our Sinosure Credit Facility, which together with our Korean Export Credit Facility, provide the requisite debt financing to fund the remainder of our newbuilding program.  In an industry where capital has been difficult to access, we believe this is a reflection of our strong financial profile as well as the depth of our relationships in the lending community.”

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average Daily TCE Rates(1)

	Three Months Ended
	Jun-16	Jun-15
VLCC
Average Spot TCE Rate	$44,806	$40,900
Average Time Charter Rate	$48,399	$37,440

SUEZMAX
Average Spot TCE Rate	$31,500	$36,945
Average Time Charter Rate	$0	$18,919

AFRAMAX
Average Spot TCE Rate	$20,477	$35,782

PANAMAX
Average Spot TCE Rate	$15,071	$21,807

HANDYMAX
Average Spot TCE Rate	$0	$20,868

(1)                                 Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.

Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

Summary Results for the Three Months Ended June 30, 2016

The Company’s net income for the three months ended June 30, 2016 was $38.0 million, or $0.46 basic and diluted earnings per share, compared to net income of $19.9 million, or $0.38 basic and diluted earnings per share, for the same period in the prior year.

The Company recorded adjusted net income of $42.0 million, or $0.51 basic and diluted adjusted earnings per share, for the three months ended June 30, 2016, compared to adjusted net income of $35.9 million, or $0.68 basic and diluted adjusted earnings per share, for the same period in the prior year.  Please refer to the tables at the end of this release for a reconciliation of adjusted net income to net income.

Adjusted EBITDA for the three months ended June 30, 2016 increased by $20.5 million to $71.0 million compared to $50.5 million for the same period in the prior year. Please refer to the tables at the end of this release for a reconciliation of adjusted EBITDA to net income.

The average daily spot TCE rates obtained by the Company’s VLCC fleet, including its vessels that were within Navig8 pools, was $44,806 for the three months ended June 30, 2016, an increase of $3,906, or 9.6%, from the same period in the prior year. The average daily TCE rate obtained by the Company increased by $698, or 2.0%, to $35,825 for the three months ended June 30, 2016 compared to $35,127 for the prior year period.

Net Voyage Revenues

Voyage revenues decreased by $10.5 million, or 9.0%, to $105.9 million for the three months ended June 30, 2016, compared to $116.5 million for the prior year period. Voyage expenses decreased by $32.6 million, or 88.6%, to $4.2 million for the three months ended June 30, 2016 compared to $36.8 million for the prior year period.

The majority of the vessels in our fleet were deployed in pools managed by Navig8 Group during the three months ended June 30, 2016.  Revenues from these pools are distributed on a net basis after deduction of voyage expenses, which are the responsibility of the pools.  This reduces voyage revenues compared to spot charter revenues.  As of June 30, 2016, we had 31 owned vessels in the Navig8 pools, which includes three additional newbuilding vessels that were deployed into the Navig8 pools during the three months ended June 30, 2016.

Our vessel operating days attributable to the Navig8 pools increased to 2,454 days for the three months ended June 30, 2016 compared to 92 days during the same period in the prior year. As a result, our Navig8 pool revenues increased to $92.4 million for three months ended June 30, 2016 compared to $4.2 million during the three months ended June 30, 2015.

The decrease in our time charter and spot charter revenues of $6.6 million and $92.1 million, to $2.0 million and $11.5 million, respectively, for the three months ended June 30, 2016, compared to $8.7 million and $103.6 million, respectively, for the prior year period, were primarily the result of the transition of our vessels into the Navig8 pools.  In addition, the $32.6 million decrease in our voyage expenses to $4.2 million, compared to $36.8 million for the prior year period, was primarily the result of the transition of our vessels from the spot market into the Navig8 pools.

Net voyage revenues increased by $22.1 million, or 27.7%, to $101.8 million for the three months ended June 30, 2016 compared to $79.7 million for the prior year period.  The increase in net voyage revenues was primarily attributable to a 33.6% increase in our average owned fleet size to 33.4 vessels and higher charter rates for our VLCCs compared to the period year period as well as decreased fuel costs, offset by lower utilization for the fleet for the current period due to increased drydocks.  The increase in net voyage revenues was partially offset by the decrease in charter hire rates for the Suezmax and Aframax vessels during the three months ended June 30, 2016 compared to the prior year period.  Additionally, included in our net voyage revenues for the three months ended June 30, 2015 were pool revenues associated with the chartered-in vessel Nave Quasar, which was redelivered to the owner in March 2016.

Direct Vessel Operating Expenses

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs for owned vessels increased by $4.4 million, or 20.7%, to $25.5 million for the three months ended June 30, 2016 compared to $21.1 million for the prior year period. The increase in direct vessel operating expenses for the three months ended June 30, 2016 was primarily due to increases in crew costs, insurance cost, lubrication oil and other costs as relating to an increase of 33.6% in the average size of our fleet during the three months ended June 30, 2016 as compared to the prior year period, partially offset by lower maintenance and repair costs for the three months ended June 30, 2016 as compared to the prior year period.

The increase in direct vessel operating expenses was partially offset by a decrease in daily direct vessel operating expenses per vessel of $887.0, or 10.5%, to $8,408 for the three months ended June 30, 2016 compared to $9,295 for the prior year period, primarily as a result of lower operating costs, including crew costs, insurance and other costs, associated with our newly delivered vessels. Additionally, during the three months ended June 30, 2015 we incurred severance charges related to a change in the vessel management of 7 vessels from our Portugal office to a third-party ship management company, which resulted in inclusion of a greater amount of third-party management fees in direct vessel operating expenses in the prior year period.

General and Administrative Expenses

General and administrative expenses decreased by $8.3 million, or 54.2%, to $7.0 million for the three months ended June 30, 2016 compared to $15.3 million for the three months ended June 30, 2015. The primary factor contributing to this was a decrease of $8.1 million, or 66.0%, to $4.2 million in employee compensation expense for the three months ended June 30, 2016 compared to $12.3 million in the prior year period. The decrease in employee compensation expense was primarily related to higher compensation costs of restricted stock units and option amortization in the prior year period. The decrease in general and administrative expenses was partially offset by an increase of $0.4 million in legal and professional expenses during the three months ended June 30, 2016 compared to the prior year period, primarily related to our debt financing and interest rate swaps, as well as other expenses associated with being a publicly traded company.

Also contributing to the decrease in general and administrative expenses was the dissolution of foreign subsidiaries and reduction in associated costs during the three months ended June 30, 2016 compared to the prior year period.

Depreciation and Amortization

Depreciation and amortization, which includes depreciation of vessels as well as amortization of drydock and special survey costs, increased by $9.0 million, or 81.8%, to $20.0 million for the three months ended June 31, 2016 compared to $11.0 million for the prior year period. Vessel depreciation increased by $8.4 million for the three months ended June 30, 2016, while amortization of drydocking costs increased by $0.5 million compared to $9.8 million and $1.1 million, respectively, for the prior year period. The increase in vessel depreciation and amortization of drydocking costs was primarily due to the increase in our fleet size and the additional drydocking costs incurred during the three months ended June 30, 2016 compared to the prior year period.

Interest Expense, net

Interest expense, net increased by $6.9 million, or 194.9%, to $10.4 million for the three months ended June 30, 2016 compared to $3.5 million for the prior year period. The increase was primarily attributable to the increase in our weighted average debt balance (excluding debt financing costs) of $468.0 million, or 58.3%, to $1,271.5 million for the three months ended June 30, 2016 compared to $803.5 million for the prior year period, primarily as a result of incurrence of additional debt relating to the delivery of our newbuilding vessels during the period and the accrual of payment-in-kind interest on our senior notes. The increase in interest expense was partially offset by increased capitalized interest of $3.7 million, or 91%, to $7.8 million for the three months ended June 30, 2016, as compared to $4.1 million for the three months ended June 30, 2015 related to the capitalization of interest expense associated with vessels under construction as a result of our acquisition of the 2014 and 2015 acquired VLCC newbuildings in the 2015 merger. During the three months ended June 30, 2016, we capitalized interest for both the 2014 and 2015 acquired VLCC newbuildings. We intend to cease capitalizing interest expense associated with the funding of the VLCC newbuildings after delivery of the vessels.

Subsequent events

On July 22, 2016, we entered into an agreement for the sale of the 2001-built VLCC tanker Genmar Vision for $28.0 million in gross proceeds, $19.4 million of which we intend to use to prepay a portion of the borrowings under the Refinancing Facility associated with the vessel. We intend to use the remaining net proceeds for general corporate purposes.

Gener8 Fleet

As of July 27, 2016, Gener8 Maritime has a fleet of 45 wholly-owned vessels, including its expected newbuilding deliveries. The Company’s fleet is comprised of 10 VLCC newbuildings and 35 vessels on the water consisting of 18 VLCC, 11 Suezmax, four Aframax, and two Panamax tankers, with a total carrying capacity of approximately 10.8 million deadweight tons (“DWT”) and average age on a DWT basis of 4.7 years upon delivery of the newbuildings and the expected closing of the sale of the Genmar Vision.

The Company has agreed to deploy each of its newbuilding VLCCs into the VL8 Pool managed by Navig8 Group upon their respective deliveries.

Gener8 Maritime Fleet Profile

Vessels on the Water

	Type	Vessel Name	DWT	Year Built	Employment
1	VLCC	Gener8 Andriotis	301,014	2016	VL8 Pool
2	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
3	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
4	VLCC	Gener8 Constantine	299,011	2016	VL8 Pool
5	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
6	VLCC	Gener8 Nautilus	298,991	2016	VL8 Pool
7	VLCC	Gener8 Success	300,932	2016	VL8 Pool
8	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
9	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
10	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
11	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
12	VLCC	Genmar Zeus	318,325	2010	VL8 Pool
13	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
14	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
15	VLCC	Gener8 Ulysses	318,695	2003	VL8 Pool
16	VLCC	Gener8 Poseidon	305,795	2002	VL8 Pool
17	VLCC	Gener8 Victory	312,640	2001	Time Charter (1)
18	VLCC	Genmar Vision	312,679	2001	Spot (2)
19	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
20	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
21	Suezmax	Gener8 Argus	159,999	2000	Suez8 Pool
22	Suezmax	Gener8 Spyridon	159,999	2000	Suez8 Pool
23	Suezmax	Gener8 Orion	159,992	2002	Suez8 Pool
24	Suezmax	Gener8 Horn	159,475	1999	Suez8 Pool
25	Suezmax	Gener8 Phoenix	153,015	1999	Suez8 Pool
26	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
27	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
28	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
29	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
30	Aframax	Gener8 Daphne	106,560	2002	V8 Pool
31	Aframax	Gener8 Elektra	106,560	2002	V8 Pool
32	Aframax	Gener8 Pericles	105,674	2003	V8 Pool
33	Aframax	Gener8 Defiance	105,538	2002	V8 Pool
34	Panamax	Gener8 Companion	72,749	2004	Spot
35	Panamax	Genmar Compatriot	72,749	2004	Spot
	Vessels on the Water Total		7,779,409

(1)         Gener8 Victory on time charter through August 2016 at approximately $46,000/day gross

TCE, with the charterer having the option to extend the period for an additional six months at a gross rate of approximately $53,750/day gross TCE.

(2)         Expected to be sold in Q3 2016.

Newbuildings

	Type	Vessel Name	DWT	Yard	Delivery Date
1	VLCC	Gener8 Chiotis	300,000	SWS	Aug-16
2	VLCC	Gener8 Macedon	300,000	HHI	Aug-16
3	VLCC	Gener8 Hector	300,000	HAN	Sep-16
4	VLCC	Gener8 Perseus	300,000	HHI	Sep-16
5	VLCC	Gener8 Oceanus	300,000	HHI	Sep-16
6	VLCC	Gener8 Noble	300,000	HHI	Oct-16
7	VLCC	Gener8 Theseus	300,000	HHI	Oct-16
8	VLCC	Gener8 Miltiades	300,000	SWS	Oct-16
9	VLCC	Gener8 Nestor	300,000	HAN	Jan-17
10	VLCC	Gener8 Ethos	300,000	HHI	Feb-17
	Newbuildings Total		3,000,000

Financial Information

Consolidated Statement of Operations for the Three and Six Months ended June 30, 2016 and 2015

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015

VOYAGE REVENUES
Navig8 pool revenues	$92,400	$4,212	$205,431	$4,212
Time charter revenues	2,047	8,686	9,278	14,716
Spot charter revenues	11,511	103,582	15,293	218,954
Total voyage revenues	105,958	116,480	230,002	237,882
Voyage expenses	4,194	36,782	6,551	82,676
NET VOYAGE REVENUE	101,764	79,698	223,451	155,206

Direct vessel operating expenses	25,532	21,147	50,061	42,044
Navig8 charterhire expenses	(49)	2,599	3,221	2,599
General and administrative	7,024	15,320	15,112	19,944
Depreciation and amortization	20,023	11,011	37,504	22,010
(Gain) / Loss on disposal	(714)	16	(579)	147
Closing of Portugal office	—	169	—	361
Total operating expenses	51,816	50,262	105,319	87,105

OPERATING INCOME	49,948	29,436	118,132	68,101

Interest expense, net	(10,361)	(3,513)	(17,656)	(10,940)
Other financing costs	(4)	(6,040)	(6)	(6,040)
Other (expense) income, net	(1,588)	18	(1,617)	(301)
Total other expenses	(11,953)	(9,535)	(19,279)	(17,281)
NET INCOME	$37,995	$19,901	$98,853	$50,820

INCOME PER COMMON SHARE:
Basic	$0.46	$0.38	$1.20	$1.18
Diluted	$0.46	$0.38	$1.20	$1.18

Selected Balance Sheet Data

BALANCE SHEET DATA, at end of period	June 30,	December 31,
(Dollars in thousands)	2016	2015

Cash & cash equivalents	$123,069	$157,535
Current assets, including cash	200,141	258,128
Total assets	2,752,519	2,389,746
Current liabilities, including current portion of long-term debt	223,282	268,615
Current portion of long-term debt	164,650	135,367
Total long-term debt, including current portion, excluding discount and deferred financing costs (1)	1,306,396	957,054
Shareholders’ equity	1,434,880	1,347,761

(1)         Please refer to the tables at the end of this release for a reconciliation to total long-term debt

Reconciliation Tables

EBITDA represents net income plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time, and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time, and other items. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered as alternatives to net income, operating income, cash flow from operating activity or any other indicator of a company’s operating performance or liquidity calculated under GAAP. The definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to those used by other companies. These definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. Set forth below is the EBITDA, Adjusted EBITDA and Adjusted Net Income reconciliation:

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun-16	Jun-15	Jun-16	Jun-15
Net Income	$37,995	$19,901	$98,853	$50,820
+ Stock-based compensation expense	1,427	9,822	2,855	10,065
+ (Gain) / Loss on disposal	(714)	16	(579)	147
+ Closing of Portugal office	—	169	—	361
+ Other financing costs	4	6,040	6	6,040
+ One-time professional fee associated with interest rate swaps	327	—	327	—
+ Commitment Fees	1,391	—	3,312	—
+ Ineffective portion of interest rate swaps	1,560	—	1,560	—
Net Income, adjusted	$41,990	$35,948	$106,334	$67,433

Weighted average shares outstanding, basic, in thousands	82,681	52,919	82,681	43,150
Weighted average shares outstanding, diluted, in thousands	82,681	52,941	82,681	43,161

Basic net income per share, adjusted	$0.51	$0.68	$1.29	$1.56
Diluted net income per share, adjusted	$0.51	$0.68	$1.29	$1.56

	Three Months Ended		Six Months Ended
	Jun-16	Jun-15	Jun-16	Jun-15
Net Income	$37,995	$19,901	$98,853	$50,820
+ Interest expense, net	10,361	3,513	17,656	10,940
+ Depreciation and amortization	20,023	11,011	37,504	22,010
EBITDA	$68,379	$34,425	$154,013	$83,770

+ Stock-based compensation expense	1,427	9,822	2,855	10,065
+ (Gain) / Loss on disposal	(714)	16	(579)	147
+ Closing of Portugal office	—	169	—	361
+ Other financing costs	4	6,040	6	6,040
+ One-time professional fee associated with interest rate swaps	327	—	327	—
+ Ineffective portion of interest rate swaps	1,560	—	1,560	—
EBITDA, adjusted	$70,983	$50,472	$158,182	$100,383

Please see below for a reconciliation of the following adjusted amounts to long-term debt (dollars in thousands)

	June 30,	December 31,
	2016	2015
Long-term debt	$1,141,746	$821,687
Current portion of long-term debt	164,650	135,367
Total long-term debt, incl. current portion, excl. discount and deferred financing costs	$1,306,396	$957,054

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days

	Three Months Ended
(Dollars in thousands, except Operating Days data)	Jun-16	Jun-15
VLCC
Spot Charter & Navig8 Pool Net Voyage Revenues	$61,698	$20,018
Spot Charter & Navig8 Pool Operating Days	1,378	489

Time Charter Revenue	$2,047	$6,778
Time Charter Operating Days	42	181

SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$28,293	$33,033
Spot Charter & Navig8 Pool Operating Days	898	895

Time Charter Revenue	$—	$1,721
Time Charter Operating Days	—	91

AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$6,984	$12,443
Spot Charter & Navig8 Pool Operating Days	341	348

PANAMAX
Spot Charter Revenue	$2,743	$3,806
Spot Operating Days	182	175

HANDYMAX
Spot Charter Revenue	$—	$1,899
Spot Operating Days	—	91

Gener8 Maritime Full Fleet Net Voyage Revenues

	Three Months Ended
(Dollars in thousands)	Jun-16	Jun-15
Total Voyage Revenues	$105,958	$116,480
Total Voyage Expenses	4,194	36,782
Total Net Voyage Revenues	$101,764	$79,698

Conference Call Information

A conference call to discuss the results will be held tomorrow, July 28, 2016 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-844-802-2435, or for international callers, 1-412-317-5128, and requesting to join the Gener8 Maritime call. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-344-7529 or for international callers, 1-412-317-0088. The pass code for the replay is 10089256. The replay will be available until August 4, 2016.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of July 27, 2016, Gener8 Maritime has a fleet of 45 wholly-owned vessels on a fully-delivered basis. Gener8 Maritime’s fleet is comprised of 10 VLCC newbuildings and 35 vessels on the water consisting of 18 VLCC, 11 Suezmax, four Aframax and two Panamax tankers with a total carrying capacity of over 10.8 million deadweight tons (“DWT”), and an average age on a DWT basis of less than 5 years upon delivery of the newbuildings. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Such forward-looking statements are not historical facts and are based on management’s current beliefs, expectations, estimates and projections about future events, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the Company’s significant customers; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) changes in demand; (vii) a material decline or prolonged weakness in rates in the tanker market; (viii) changes in production of or demand for oil and petroleum products, generally or in particular regions; (ix) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (x) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xi) actions taken by regulatory authorities; (xii) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xiii) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xiv) changes in the typical seasonal variations in tanker charter rates; (xv) changes in the cost of other modes of oil transportation; (xvi) changes in oil transportation technology; (xvii) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xviii) changes in general political conditions; (xix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xx) changes in the itineraries of the Company’s vessels; (xxi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and borrow under its existing financing arrangements; (xxiii) financial market conditions; (xxiv) sourcing, completion and funding of financing on acceptable terms; (xxv) the Company’s ability to comply with the covenants and conditions under the Company’s debt obligations; (xxvi) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and (xxvii) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its subsequent reports on Form 10-Q and Form 8-K. Accordingly the reader is cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com